                                                         EXHIBIT 99
MANAGEMENT'S REPORT
Savannah Electric and Power Company 1995 Annual Report

The management of Savannah Electric and Power Company has prepared--and is responsible for--the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

     The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

     The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

     The audit committee of the board of directors, composed of four directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls and financial reporting matters. The internal auditors and the independent public accountants have access to the members of the audit committee at any time.

     Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

     In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Savannah Electric and Power Company in conformity with generally accepted accounting principles.


/s/ Arthur M. Gignilliat, Jr.
    Arthur M. Gignilliat, Jr.
    President
    and Chief Executive Officer


/s/ K. R. Willis
    K. R. Willis
    Vice-President
    Treasurer and Chief Financial Officer

    February 21, 1996

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Savannah Electric and Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Savannah Electric and Power Company (a Georgia corporation and a wholly owned subsidiary of The Southern Company) as of December 31, 1995 and 1994, and the related statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements (pages 9-21) referred to above present fairly, in all material respects, the financial position of Savannah Electric and Power Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the periods stated, in conformity with generally accepted accounting principles.





/s/ Arthur Andersen LLP

    Atlanta, Georgia
    February 21, 1996

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Savannah Electric and Power Company 1995 Annual Report

RESULTS OF OPERATIONS

Earnings

Savannah Electric and Power Company's net income after dividends on preferred stock for 1995 totaled $23.4 million, representing a $1.3 million increase over the prior year. This 5.8 percent improvement in earnings over 1994 is principally the result of increased retail energy sales, primarily attributable to exceptionally hot summer weather.

     In 1994, earnings were $22.1 million, representing a $0.6 million (3.0 percent) increase from the prior year. This increase was primarily due to a decrease in operating expenses, offset somewhat by an increase in interest expense.

Revenues

Total revenues for 1995 were $225.7 million, reflecting a 6.6 percent increase compared to 1994. The following table summarizes revenue increases and decreases compared to prior years:
                                       Increase (Decrease)
                                         From Prior Years
                               --------------------------------------
                                    1995         1994        1993
                               --------------------------------------
  Retail --                               (in thousands)
     Change in base rates         $    -       $    -     $(1,450)
     Sales growth                  1,068        7,884       5,980
     Weather                       6,232       (6,589)      4,567
     Fuel cost recovery
       and other                   6,177       (9,214)     12,404
  -------------------------------------------------------------------
  Total retail                    13,477       (7,919)     21,501
  -------------------------------------------------------------------
  Sales for resale--
     Non-affiliates               (2,935)      (1,235)     (1,800)
     Affiliates                      754        4,013         928
  -------------------------------------------------------------------
  Total sales for resale          (2,181)       2,778        (872)
  -------------------------------------------------------------------
  Other operating revenues         2,648       (1,516)         52
  -------------------------------------------------------------------
  Total operating revenues       $13,944      $(6,657)    $20,681
  ===================================================================
  Percent change                     6.6%        (3.0)%      10.5%
  -------------------------------------------------------------------

     Retail revenues increased 6.7 percent in 1995, compared to a decrease of
3.8 percent in 1994. The increase in 1995 retail revenues is attributable to hot summer weather, an increase in the number of customers served, higher demand in the industrial sector, and an increase in fuel cost recovery revenues. Industrial energy sales were higher primarily because a major customer performed maintenance on its cogeneration facility during 1995 and purchased replacement energy from the Company. Under the Company's fuel cost recovery provisions, fuel revenues--including purchased energy--generally equal fuel expense and have no effect on earnings. The $2.6 million increase in other operating revenues reflects a decrease in the demand-side management rider in October 1994 and an increase in demand-side management program costs during 1995. Revenues from demand-side management riders (included in retail revenues) recover demand-side management program costs and have little impact on earnings. See Note 3 to the financial statements for further information on the Company's demand-side management programs.

     The decrease in 1994 retail revenues as compared to 1993 resulted from mild summer weather, reduced industrial energy sales, and substantially lower fuel cost recovery revenues, offset somewhat by customer growth.

     Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. Capacity and energy revenues continued to decrease in 1995 and 1994 primarily as a result of the scheduled decline in megawatts of capacity under contract. The capacity and energy components were as follows:

                         1995           1994        1993
                     ------------------------------------
                                (in thousands)
Capacity              $     3         $  448      $  978
Energy                  1,250          3,052       4,262
---------------------------------------------------------
Total                 $ 1,253         $3,500      $5,240
=========================================================

     Sales to affiliated companies within the Southern electric system vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have little impact on earnings.

Savannah Electric and Power Company 1995 Annual Report

     Changes in revenues are influenced heavily by the amount of energy sold each year. Kilowatt-hour sales for 1995 and the percent change by year were as follows:

                                           Percent Change
                                    ------------------------------
                          1995
                           KWH         1995      1994       1993
                      ---------     ------------------------------
                     (in millions)
Residential              1,402          8.0%     (2.3)%      9.2%
Commercial               1,100          5.1       2.9        6.5
Industrial                 887         11.0      (6.4)      (0.8)
Other                      126          5.4       3.1        5.2
                      ---------
Total retail             3,515          7.7      (1.6)       5.5
Sales for resale -
   Non-affiliates           87        (56.5)    (18.4)     (32.7)
   Affiliates               64        (31.5)     23.4      100.3
                      ---------
    Total                3,666          3.1%     (2.2)%      2.6%
                      =========

=================================================================

Expenses

Total operating expenses for 1995 were $187.5 million, reflecting an $11.8 million increase over 1994. Major components of this increase include $6.8 million in fuel, $3.6 million in other operation, $1.1 million in maintenance, and $1.1 million in depreciation and amortization, partially offset by a $2.6 million reduction in purchased power from affiliates. The increase in fuel expense is primarily attributable to the exceptionally hot summer weather, which not only increased generation but also necessitated greater use of more costly gas-fired sources of generation. The increase in other operation expense is due to increased expenses related to demand-side management programs and employee incentive compensation programs. The increase in maintenance expense reflects maintenance performed at Plants Kraft and McIntosh during 1995, and the increase in depreciation and amortization reflects the completion in 1994 of two combustion turbine units.

     Total operating expenses for 1994 were $175.6 million, reflecting an $8.6 million decrease from 1993. This decrease includes a $5.8 million reduction in fuel and purchased power expenses, reflecting a decrease in total energy requirements. The $4.9 million reduction in 1994 in other operation and maintenance expenses reflects the $4.5 million work force reduction charge in 1993 and a $1.1 million reduction in power generation expenses in 1994. This was offset by an increase in depreciation expense because of additions to utility plant discussed above. Interest expense increased $1.9 million primarily due to the sale in June 1993 of $45 million of first mortgage bonds.

     Fuel and purchased power costs constitute the single largest expense for the Company. The mix of energy supply is determined primarily by system load, the unit cost of fuel consumed and the availability of units.

     The amount and sources of energy supply, the average cost of fuel per net kilowatt-hour generated, the average cost of purchased power per net kilowatt-hour, and the total average cost of energy supply were as follows:

                                         1995     1994     1993
                                      --------------------------
 Total energy supply
    (millions of kilowatt-hours)        3,908    3,768    3,863
 Sources of energy supply
    (percent) --
      Coal                                 24       18       21
      Oil                                   -        1        2
      Gas                                   6        1        3
      Purchased Power                      70       80       74
 Average cost of fuel per net
    kilowatt-hour generated
    (cents) --
      Coal                               1.77     2.19     2.02
      Oil                                5.14     3.89     4.11
      Gas                                3.76     5.19     4.87
 Average cost of purchased
    power per net kilowatt-
    hour (cents)                         2.02     1.92     2.00
 Total average cost of
    energy supply                        2.07     2.02     2.12
 ===============================================================

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of

Savannah Electric and Power Company 1995 Annual Report

the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from energy sales growth to a less regulated, more competitive environment.

     Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. Traditionally, these factors included weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the Company's service area. However, the Energy Policy Act of 1992 (Energy Act) is beginning to have a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The Company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access a utility's transmission network to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell excess energy generation to other utilities.

     Although the Energy Act does not require transmission access to retail customers, retail wheeling initiatives are rapidly evolving and becoming very prominent issues in several states. New federal legislation is being discussed, and legislation allowing customer choice has already been introduced in Georgia. In order to address these initiatives, numerous questions must be resolved, with the most complex ones relating to transmission pricing and recovery of stranded investments. As the initiatives become a reality, the structure of the utility industry could radically change. Therefore, unless the Company remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited, and this could significantly erode earnings. Conversely, being the low-cost producer could provide significant opportunities to increase market share and profitability by seeking new markets that evolve with the changing regulation.

     The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

     Compliance costs related to the Clean Air Act Amendments of 1990 (Clean Air
Act) could affect earnings if such costs are not fully recovered. The Clean Air Act is discussed later under "Environmental Matters."

     Rates to retail customers served by the Company are regulated by the Georgia Public Service Commission (GPSC). As part of the Company's most recent rate settlement in 1992, it was informally agreed that the Company's earned rate of return on common equity should be 12.95 percent. The Company is currently undergoing an earnings review by the GPSC, and to date, the GPSC has made no determination.

     In August 1995, the GPSC ordered the phase out of the Company's demand-side management programs effective December 31, 1995 and the elimination of demand-side management rate riders effective October 1, 1995. The Company will refund to customers approximately $0.2 million which had been overcollected from the rate riders as of December 31, 1995.

New Accounting Standards

The FASB has issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets be reviewed for impairment whenever events or

Savannah Electric and Power Company 1995 Annual Report

changes in circumstances indicate that the carrying amount for an asset may not be recoverable. This statement also imposes stricter criteria for regulatory assets by requiring that such assets be probable of future recovery at each balance sheet date. The Company adopted the new rules January 1, 1996, with no material effect on the financial statements. However, this conclusion may change in the future as competitive factors influence wholesale and retail pricing in the utility industry.

FINANCIAL CONDITION

Overview

The principal change in the Company's financial condition in 1995 was the addition of $27 million to utility plant. The funds needed for gross property additions are currently provided from operating activities, principally from earnings and non-cash charges to income such as depreciation and deferred income taxes. See Statements of Cash Flows for additional information.

Capital Structure

As of December 31, 1995, the Company's capital structure consisted of 47.1 percent common equity, 9.8 percent preferred stock and 43.1 percent long-term debt, excluding amounts due within one year. The Company's long-term financial objective for capitalization ratios is to maintain a capital structure of common equity at 48 percent, preferred stock at 10 percent and debt at 42 percent.

     In May 1995, the Company issued $15 million of first mortgage bonds maturing in 2025 and $20 million of term notes maturing in 1998. Maturities and retirements of long-term debt were $29 million in 1995, $5 million in 1994 and $4 million in 1993.

     The composite interest rates and dividend rate for the years 1993 through 1995 as of year-end were as follows:

                                    1995       1994      1993
                                -------------------------------
Composite interest rates
   on long-term debt                 7.5%       8.0%      8.0%
Preferred stock dividend rate        6.6%       6.6%      6.6%
===============================================================

     The Company's current securities ratings are as follows:
                                                      Standard
                                         Moody's      & Poor's
                                       ------------------------

First Mortgage Bonds                       A1             A+
Preferred Stock                           "a2"            A
===============================================================

Capital Requirements for Construction

The Company's projected construction expenditures for the next three years total $86 million ($33 million in 1996, $30 million in 1997, and $23 million in 1998). Actual construction costs may vary from this estimate because of factors such as changes in: business conditions; environmental regulations; load projections; the cost and efficiency of construction labor, equipment and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $21.7 million will be needed by the end of 1998 for maturities of long-term debt and present sinking fund requirements.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act--the acid rain compliance provision of the law--has significantly impacted the Company and other subsidiaries of The Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units of The Southern Company. As a result of The Southern Company's compliance strategy, an additional 22 generating units, which included four of the Company's units, were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

     In 1995, the Environmental Protection Agency (EPA) began issuing annual sulfur dioxide emission allowances through the allowance trading program. An

Savannah Electric and Power Company 1995 Annual Report

emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The method for issuing allowances is based on the fossil fuel consumed from 1985 through 1987 for each affected generating unit. Emission allowances are transferable and can be bought, sold, or banked and used in the future.

     The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. The Southern Company's sulfur dioxide compliance strategy is designed to use allowances as a compliance option.

     The Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. This compliance strategy resulted in unused emission allowances being banked for later use. Compliance with nitrogen oxide emission limits was achieved by the installation of new control equipment at 22 of the original 28 affected generating units. Construction expenditures for Phase I compliance totaled approximately $320 million through 1995 for The Southern Company, of which the Company's portion was approximately $2 million.

     For Phase II sulfur dioxide compliance, The Southern Company could use emission allowances banked during Phase I, increase fuel switching, install flue gas desulfurization equipment at selected plants, and/or purchase more allowances, depending on the price and availability of allowances. Also, in Phase II, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired plants as required to meet Phase II limits. Therefore, during the period 1996 to 2000, current compliance strategy could require total estimated construction expenditures of approximately $150 million for The Southern Company, of which the Company's portion is approximately $4.1 million. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

     An increase of up to 0.7 percent in annual revenue requirements from customers could be necessary to fully recover the Company's costs of compliance for both Phase I and Phase II of Title IV of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

     A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

     Title III of the Clean Air Act requires a multi-year EPA study of power plant emissions of hazardous air pollutants. The EPA is scheduled to submit a report to Congress on the results of this study during 1996. The report will include a decision on whether additional regulatory control of these substances is warranted. Compliance with any new control standards could result in significant additional costs. The impact of new standards--if any--will depend on the development and implementation of applicable regulations.

     The EPA is evaluating the need to revise the ambient air quality standards for particulate matter and ozone. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

     In 1996, the EPA may issue revised rules on air quality control regulations related to stack height requirements of the Clean Air Act. The full impact of the final rules cannot be determined at this time, pending their development and implementation.

     In 1993, the EPA issued a ruling confirming the non-hazardous status of coal ash. However, the EPA has until 1998 to classify co-managed utility wastes--coal ash and other utility wastes--as either non-hazardous or hazardous. If the EPA classifies the co-managed wastes as hazardous, then substantial additional costs for the management of such wastes may be required. The full impact of any change in the regulatory status will depend on the subsequent development of co-managed waste requirements.

     The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and

Savannah Electric and Power Company 1995 Annual Report


regulations, the Company could incur substantial costs to clean up properties currently or previously owned. The Company conducts studies to determine the extent of any required cleanup costs and will recognize in the financial statements any costs to clean up known sites.

     Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of The Southern Company's operations. The full impact of these requirements cannot be determined at this time, pending the development and implementation of applicable regulations.

     Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect The Southern Company. The impact of new legislation--if any--will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

At December 31, 1995, the Company had $0.9 million of cash and $20.5 million of unused short-term credit arrangements with banks to meet its short-term cash needs. Revolving credit arrangements of $20 million, which expire December 31, 1998, are also used to meet short-term cash needs and to provide additional interim funding for the Company's construction program. Of the revolving credit arrangements, $16 million remained unused at December 31, 1995.

     It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will also be derived from operations and the sale of additional first mortgage bonds and preferred stock and capital contributions from The Southern Company. The Company is required to meet certain earnings coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficiently high enough to permit, at present interest rate levels, any foreseeable security sales. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.

STATEMENTS OF INCOME
For the Years Ended December 31, 1995, 1994, and 1993
Savannah Electric and Power Company 1995 Annual Report
========================================================================================================
                                                                    1995           1994            1993
--------------------------------------------------------------------------------------------------------
                                                                             (in thousands)
Operating Revenues (Notes 1, 3, and 6):
Revenues                                                        $218,529       $205,339        $216,009
Revenues from affiliates                                           7,200          6,446           2,433
--------------------------------------------------------------------------------------------------------
Total operating revenues                                         225,729        211,785         218,442
--------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
   Fuel                                                           25,386         18,555          24,976
   Purchased power from non-affiliates                             2,139          1,839             793
   Purchased power from affiliates                                53,252         55,822          56,274
   Other (Notes 1 and 2)                                          45,214         41,623          45,610
Maintenance                                                       13,668         12,560          13,516
Depreciation and amortization (Note 1)                            18,949         17,854          16,467
Taxes other than income taxes                                     11,465         11,074          11,136
Federal and state income taxes (Notes 1 and 7)                    17,378         16,289          15,436
--------------------------------------------------------------------------------------------------------
Total operating expenses                                         187,451        175,616         184,208
--------------------------------------------------------------------------------------------------------
Operating Income                                                  38,278         36,169          34,234
Other Income (Expense):
Allowance for equity funds used during construction (Note 1)         163            831             958
Interest income                                                      164             54             209
Other, net (Note 2)                                                 (618)        (1,032)         (1,841)
Income taxes applicable to other income (Notes 1 and 7)              651            864           1,117
--------------------------------------------------------------------------------------------------------
Income Before Interest Charges                                    38,638         36,886          34,677
--------------------------------------------------------------------------------------------------------
Interest Charges:
Interest on long-term debt                                        12,380         12,585          10,696
Allowance for debt funds used during construction (Note 1)          (450)        (1,225)           (699)
Interest on notes payable                                            135            205             240
Amortization of debt discount, premium, and expense, net             448            550             535
Other interest charges                                               406            337             340
--------------------------------------------------------------------------------------------------------
Net interest charges                                              12,919         12,452          11,112
--------------------------------------------------------------------------------------------------------
Net Income                                                        25,719         24,434          23,565
Dividends on Preferred Stock                                       2,324          2,324           2,106
--------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                   $ 23,395       $ 22,110       $  21,459
========================================================================================================


STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1995, 1994, and 1993
========================================================================================================
                                                                    1995           1994            1993
--------------------------------------------------------------------------------------------------------
                                                                             (in thousands)

Balance at Beginning of Period                                  $ 99,216       $ 93,479       $  95,155
Net income after dividends on preferred stock                     23,395         22,110          21,459
Cash dividends on common stock                                   (17,600)       (16,300)        (21,000)
Preferred stock transactions, net                                     22            (73)         (2,135)
--------------------------------------------------------------------------------------------------------
Balance at End of Period (Note 11)                              $105,033       $ 99,216       $  93,479
========================================================================================================

The accompanying notes are an integral part of these statements.



STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1995, 1994, and 1993
Savannah Electric and Power Company 1995 Annual Report
============================================================================================================================
                                                                         1995                   1994                  1993
----------------------------------------------------------------------------------------------------------------------------
                                                                                          (in thousands)
Operating Activities:
Net income                                                           $ 25,719              $  24,434              $ 23,565
Adjustments to reconcile net income to net
   cash provided by operating activities --
      Depreciation and amortization                                    20,535                 19,353                 17,482
      Deferred income taxes and investment tax credits                  4,359                  1,625                    607
      Allowance for equity funds used during construction                (163)                  (831)                  (958)
      Other, net                                                           35                    826                  2,853
      Changes in certain current assets and liabilities --
        Receivables, net                                               (6,241)                18,481                (16,839)
        Inventories                                                     2,318                  1,144                 (3,947)
        Payables                                                        2,213                (19,957)                18,742
        Other                                                          (1,848)                  (117)                 3,282
----------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                            46,927                 44,958                 44,787
----------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                             (26,503)               (30,078)               (72,858)
Other                                                                  3,198                   (841)                 1,676
----------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                               (23,305)               (30,919)               (71,182)
----------------------------------------------------------------------------------------------------------------------------
Financing Activities and Capital Contributions:
Proceeds:
     First mortgage bonds                                             15,000                      -                 45,000
     Preferred stock                                                       -                      -                 35,000
     Pollution control bonds                                               -                      -                  4,085
     Other long-term debt                                             33,500                  8,500                 10,000
Retirements:
     Preferred stock                                                       -                      -                (20,000)
     First mortgage bonds                                            (29,250)                (5,065)                     -
     Pollution control bonds                                               -                      -                 (4,085)
     Other long-term debt                                            (23,003)                  (823)               (10,356)
Notes payable, net                                                     1,500                   (500)                (4,500)
Payment of preferred stock dividends                                  (2,324)                (2,129)                (2,222)
Payment of common stock dividends                                    (17,600)               (16,300)               (21,000)
Miscellaneous                                                         (2,131)                   (74)                (3,400)
----------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities               (24,308)               (16,391)                28,522
----------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                    (686)                (2,352)                 2,127
Cash and Cash Equivalents at Beginning of Year                         1,563                  3,915                  1,788
----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                            $    877               $  1,563               $  3,915
============================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for-
     Interest (net of amount capitalized)                            $12,775                $11,579                $10,712
     Income taxes                                                     11,316                 14,441                 13,947
-----------------------------------------------------------------------------------------------------------------------------
() Denotes use of cash.

The accompanying notes are an integral part of these statements.


                                       11

BALANCE SHEETS
At December 31, 1995 and 1994
Savannah Electric and Power Company 1995 Annual Report
============================================================================================================
Assets                                                                           1995                  1994
------------------------------------------------------------------------------------------------------------
                                                                                        (in thousands)
Utility Plant:
Plant in service, at original cost (Notes 1, 4, 5, and 9)                    $715,146              $693,432
Less accumulated provision for depreciation                                   287,004               267,590
------------------------------------------------------------------------------------------------------------
                                                                              428,142               425,842
Construction work in progress                                                   6,707                 5,930
------------------------------------------------------------------------------------------------------------
Total                                                                         434,849               431,772
------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                  1,788                 1,790
------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                         877                 1,563
Receivables-
   Customer accounts receivable                                                19,574                17,581
   Other accounts and notes receivable                                          7,251                   216
   Affiliated companies                                                           614                   177
   Accumulated provision for uncollectible accounts                              (983)                 (866)
   Fuel cost under recovery                                                         -                 3,113
Fossil fuel stock, at average cost                                              6,076                 7,557
Materials and supplies, at average cost (Note 1)                                8,239                 9,076
Prepayments                                                                     6,467                 7,446
------------------------------------------------------------------------------------------------------------
Total                                                                          48,115                45,863
------------------------------------------------------------------------------------------------------------
Deferred Charges:
Deferred charges related to income taxes (Note 7)                              21,557                23,521
Premium on reacquired debt, being amortized                                     5,316                 3,295
Cash surrender value of life insurance for deferred compensation plans          8,560                 7,028
Miscellaneous                                                                   4,477                 5,036
------------------------------------------------------------------------------------------------------------
Total                                                                          39,910                38,880
------------------------------------------------------------------------------------------------------------
Total Assets                                                                 $524,662              $518,305
============================================================================================================

The accompanying notes are an integral part of these statements.


                                       12

BALANCE SHEETS
At December 31, 1995 and 1994
Savannah Electric and Power Company 1995 Annual Report
=======================================================================================================================
Capitalization and Liabilities                                                              1995                  1994
-----------------------------------------------------------------------------------------------------------------------
                                                                                                 (in thousands)
Capitalization (See accompanying statements):
Common stock equity                                                                     $167,812              $161,581
Preferred stock                                                                           35,000                35,000
Long-term debt                                                                           153,679               155,922
-----------------------------------------------------------------------------------------------------------------------
Total                                                                                    356,491               352,503
-----------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Amount of securities due within one year (Note 10)                                         1,407                 2,579
Notes payable (Note 5)                                                                     4,000                 2,500
Accounts payable-
   Affiliated companies                                                                    5,742                 5,162
   Other                                                                                   5,620                 3,829
Fuel cost over recovery                                                                      865                     -
Customer deposits                                                                          5,054                 4,698
Taxes accrued-
   Federal and state income                                                                  570                   272
   Other                                                                                   1,014                   861
Interest accrued                                                                           6,331                 6,830
Vacation pay accrued                                                                       1,916                 1,823
Pensions accrued (Note 2)                                                                    685                 4,783
Miscellaneous                                                                              5,185                 3,499
-----------------------------------------------------------------------------------------------------------------------
Total                                                                                     38,389                36,836
-----------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 7)                                                74,152                70,786
Accumulated deferred investment tax credits (Note 7)                                      13,934                14,637
Deferred credits related to income taxes (Note 7)                                         24,419                25,487
Deferred compensation plans                                                                7,690                 6,807
Deferred under-funded accrued benefit obligation (Note 2)                                  2,123                 3,022
Postretirement benefits                                                                    4,728                 3,808
Miscellaneous                                                                              2,736                 4,419
-----------------------------------------------------------------------------------------------------------------------
Total                                                                                    129,782               128,966
-----------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 2, 4, 5, and 9)
Total Capitalization and Liabilities                                                    $524,662              $518,305
=======================================================================================================================

The accompanying notes are an integral part of these statements.


STATEMENTS OF CAPITALIZATION
At December 31, 1995 and 1994
Savannah Electric and Power Company 1995 Annual Report
=========================================================================================================================
                                                                           1995            1994        1995        1994
-------------------------------------------------------------------------------------------------------------------------
                                                                             (in thousands)        (percent of total)
Common Stock Equity (Notes 2 and 11):
Common stock, par value $5 per share --
     Authorized -- 16,000,000 shares
     Outstanding -- 10,844,635 shares in
         1995 and 1994                                                  $ 54,223      $  54,223
Paid-in capital                                                            8,688          8,688
Additional minimum liability
     for under-funded pension obligations                                  (132)           (546)
Retained earnings                                                       105,033          99,216
-------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                               167,812         161,581        47.1%       45.8%
-------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock (Note 8):
$25 par value --
     Authorized -- 2,200,000 shares
         6.64% Series -- Outstanding -- 1,400,000 shares                35,000          35,000
-------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $2,324,000)                       35,000          35,000          9.8         9.9
-------------------------------------------------------------------------------------------------------------------------
Long-Term Debt (Note 9):
First mortgage bonds --
     Maturity                         Interest Rates
     July 1, 2003                     6 3/8%                            20,000          20,000
     October 1, 2019                  9 1/4%                                 -          28,950
     July 1, 2021                     9 3/8%                            29,400          29,700
     July 1, 2022                     8.30%                             30,000          30,000
     July 1, 2023                     7.40%                             25,000          25,000
     May 1, 2025                      7 7/8%                            15,000               -
-------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                             119,400         133,650
Pollution control obligations (Note 9)                                  17,955          17,955
Other long-term debt (Note 9)                                           20,485           9,988
Unamortized debt premium (discount), net                                (2,754)         (3,092)
-------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $11,916,000)                                       155,086         158,501
Less amount due within one year (Note 10)                                1,407           2,579
-------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                    153,679         155,922         43.1        44.3
-------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                                  $356,491        $352,503        100.0%      100.0%
=========================================================================================================================
The accompanying notes are an integral part of these statements.


NOTES TO FINANCIAL STATEMENTS
Savannah Electric and Power Company 1995 Annual Report


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Savannah Electric and Power Company is a wholly owned subsidiary of The Southern Company, which is the parent company of five operating companies, a system service company, Southern Communications Services (Southern Communications), Southern Electric International (Southern Electric), Southern Nuclear Operating Company (Southern Nuclear), The Southern Development and Investment Group (Southern Development) and other direct and indirect subsidiaries. The operating companies provide electric service in four southeastern states. Contracts among the companies--dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power--are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services to The Southern Company and subsidiary companies. Southern Communications provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Electric designs, builds, owns, and operates power production and delivery facilities and provides a broad range of technical services to industrial companies and utilities in the United States and a number of international markets. Southern Nuclear provides services to The Southern Company's nuclear power plants. Southern Development develops new business opportunities related to energy products and services.

     The Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both The Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company also is subject to regulation by the FERC and the Georgia Public Service Commission (GPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the GPSC. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates, and the actual results may differ from those estimates.

     Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to:

                                            1995         1994
                                    ---------------------------
                                             (in thousands)
Deferred income taxes                  $ 21,557      $ 23,521
Premium on reacquired debt                5,316         3,295
Deferred income tax credits             (24,419)      (25,487)
---------------------------------------------------------------
Total                                  $  2,454      $  1,329
===============================================================

     In the event that a portion of the Company's operations is no longer subject to the provisions of Statement No. 71, the Company would be required to write off related regulatory assets and liabilities. In addition, the Company would be required to determine any impairment to other assets, including plant, and write down the assets, if impaired, to their fair value.

Revenues and Fuel Costs

The Company accrues revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The Company's electric rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power costs. Revenues are adjusted for differences between recoverable fuel and demand-side management program costs and amounts actually recovered in current rates.

     The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1995, uncollectible accounts continued to average less than 1 percent of revenues.

Savannah Electric and Power Company 1995 Annual Report

Depreciation and Amortization

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
2.9 percent in 1995, 1994 and 1993. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost--together with the cost of removal, less salvage--is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of removal of certain facilities.

Income Taxes

The Company, which is included in the consolidated federal income tax return filed by The Southern Company, uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Allowance for Funds Used During Construction
    (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rates used by the Company to calculate AFUDC were 7.42 percent in 1995, 8.04 percent in 1994 and 8.77 percent in 1993.

Utility Plant

Utility plant is stated at original cost, which includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and AFUDC. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

In accordance with FASB Statement No. 107, Disclosure About Fair Value of Financial Instruments, the Company's financial instruments that the carrying amounts did not approximate fair value at December 31 were as follows:

                                            Long-Term Debt
                                    --------------------------
                                      Carrying           Fair
Year                                    Amount          Value
----                                --------------------------
                                            (in millions)
1995                                      $154           $165
1994                                       157            153
==============================================================

     The fair values for long-term debt were based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Storm Damage Reserve

In December 1995, in response to a request by the Company, the GPSC issued an order allowing the Company to establish a Storm Damage Reserve. As of December 31, 1995, the accumulated provision amounted to $0.3 million. Regulatory treatment by the GPSC allows the Company to accrue up to $0.6 million per year.

Savannah Electric and Power Company 1995 Annual Report

2.   RETIREMENT BENEFITS

Pension Plan

The Company has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. Benefits are based on the greater of amounts resulting from two different formulas: years of service and final average pay or years of service and a flat-dollar benefit. The Company uses the "projected unit credit" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trust are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

The Company also provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Trusts are funded to the extent deductible under federal income tax regulations and to the extent required by the GPSC and the FERC. Amounts funded are primarily invested in debt and equity securities.

     FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service." The cost of postretirement benefits is reflected in rates on a current basis.

Funded Status and Cost of Benefits

The following tables show actuarial results and assumptions for pension and postretirement benefits as computed under the requirements of FASB Statement Nos. 87 and 106, respectively. The funded status of the plans at December 31 was as follows:

                                                  Pension
                                        ------------------------
                                               1995        1994
                                        ------------------------
                                               (in thousands)
Actuarial present value of
 benefit obligation:
      Vested benefits                       $38,169     $35,227
      Non-vested benefits                     2,585       2,069
----------------------------------------------------------------
Accumulated benefit obligation               40,754      37,296
Additional amounts related to
   projected salary increases                 7,786       7,393
----------------------------------------------------------------
Projected benefit obligation                 48,540      44,689
Less:
   Fair value of plan assets                 36,836      27,165
   Unrecognized net loss                      9,606      10,950
   Unrecognized prior service cost            1,375       1,510
   Unrecognized net transition
     obligation                                 532         621
Adjustment required to
   recognize additional
   minimum liability                          3,727       5,688
----------------------------------------------------------------
Accrued liability recognized
   in the Balance Sheets                    $ 3,918     $10,131
================================================================

     The weighted average rates assumed in the actuarial calculations for the pension plan were:

                                      1995     1994     1993
                                      ------------------------
  Discount                            7.25%    8.00%    7.50%
  Annual salary increase              4.75     5.25     4.75
  Long-term return on plan assets     8.75     9.00     9.25
  ============================================================

     In accordance with Statement No. 87, an additional liability related to under-funded accumulated benefit obligations was reflected at December 31, 1995 and December 31, 1994. Corresponding net-of-tax balances of $0.1 million and $0.5 million were recognized as separate components of Common Stock Equity in the 1995 and 1994 Statements of Capitalization.

                                       17
NOTES (continued)
Savannah Electric and Power Company 1995 Annual Report


                                         Postretirement
                                            Benefits
                                     ------------------------
                                         1995           1994
                                     ------------------------
                                            (in thousands)
Actuarial present value of
 benefit obligation:
   Retirees and dependents            $13,560        $10,994
   Employees eligible to retire         1,471            884
   Other employees                      5,966          8,485
-------------------------------------------------------------
Accumulated benefit obligation         20,997         20,363
Less:
   Fair value of plan assets            1,443            393
   Unrecognized net loss                5,719          3,197
   Unrecognized transition
     obligation                         9,135         13,021
-------------------------------------------------------------
Accrued liability recognized in
   the Balance Sheets                 $ 4,700        $ 3,752
=============================================================

     In 1995, the Company announced a cost sharing program for postretirement benefits. The program establishes limits on amounts the Company will pay to provide future retiree postretirement benefits. This change reduced the 1995 accumulated postretirement benefit obligation by approximately $3.1 million.

     The weighted average rates assumed in the actuarial calculations for the postretirement benefit plans were:

                                           1995       1994
                                         ------------------
Discount                                   7.25%      8.00%
Annual salary increase                     4.75       5.50
Long-term return on plan assets            8.50       8.50
===========================================================

     An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 9.8 percent for 1995, decreasing gradually to 5.3 percent through the year 2005 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation at December 31, 1995, by $1.3 million and the aggregate of the service and interest cost components of the net postretirement cost by $0.2 million.

     Components of the plans' net costs are shown below:

                                                 Pension
                                      ------------------------------
                                          1995       1994     1993
                                      ------------------------------
                                             (in thousands)
Benefits earned during the year         $1,188     $1,192    $1,188
Interest cost on projected
   benefit obligation                    3,395      3,279     2,741
Actual (return) loss on plan assets     (5,791)        27    (2,199)
Net amortization and deferral            4,125     (1,474)      716
--------------------------------------------------------------------
Net pension cost                        $2,917     $3,024    $2,446
====================================================================

     Of the above net pension costs, $2.4 million in 1995, $2.6 million in 1994 and $2.0 million in 1993 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.

                                              Postretirement
                                                 Benefits
                                      ------------------------------
                                          1995       1994     1993
                                      ------------------------------
                                               (in thousands)
Benefits earned during the year         $  504     $  632    $  443
Interest cost on accumulated
  benefit obligation                     1,638      1,492     1,134
Amortization of transition
  obligation                               723        723       723
Actual (return) loss on plan assets        (34)         6         -
Net amortization and deferral               93        111         -
--------------------------------------------------------------------
Net postretirement costs                $2,924     $2,964    $2,300
====================================================================

     Of the above net postretirement costs, $2.4 million in 1995, $2.4 million in 1994 and $1.8 million in 1993 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.

     The Company has a supplemental retirement plan for certain executive employees. The plan is unfunded and payable from the general funds of the Company. The Company has purchased life insurance on participating executives, and plans to use these policies to satisfy this obligation. Benefit costs associated with this plan for 1995, 1994 and 1993 were $0.4 million, $0.4 million and $1.0 million, respectively. The 1993 benefit costs reflect a one-time expense related to employees who were part of the work force reduction program.

Savannah Electric and Power Company 1995 Annual Report

Work Force Reduction Program

In 1993, the Company incurred additional costs for a one-time charge related to the implementation of a work force reduction program. In 1993, $4.5 million was charged to operating expenses and $0.6 million was charged to other income (expense).

3.  REGULATORY MATTERS

Rates to retail customers served by the Company are regulated by the GPSC. As part of the Company's most recent rate settlement in 1992, it was informally agreed that the Company's earned rate of return on common equity should be 12.95 percent. The Company is currently undergoing an earnings review by the GPSC, and to date, the GPSC has made no determination.

     In August 1995, the GPSC ordered the phase out of the Company's demand-side management programs effective December 31, 1995 and the elimination of demand-side management rate riders effective October 1, 1995. The Company will refund to customers approximately $0.2 million which had been overcollected from the rate riders as of December 31, 1995.

4.  CONSTRUCTION PROGRAM

The Company is engaged in a continuous construction program, currently estimated to total $33 million in 1996, $30 million in 1997 and $23 million in 1998. The estimates include AFUDC of $1.0 million in 1996, $0.9 million in 1997 and $0.2 million in 1998. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing cost of labor, equipment and materials; and changes in cost of capital. The construction of two combustion turbine peaking units totaling 160 megawatts was completed during 1994. The Company does not have any new baseload generating plants under construction. However, construction related to transmission and distribution facilities and the upgrading and extension of the useful lives of generating plants will continue.

5.  FINANCING AND COMMITMENTS

General

To the extent possible, the Company's construction program is expected to be financed from internal sources and from the issuance of additional long-term debt, preferred stock and capital contributions from The Southern Company.

     The amounts of long-term debt and preferred stock that can be issued in the future will be contingent on market conditions, the maintenance of adequate earnings levels, regulatory authorizations and other factors.

Bank Credit Arrangements

At the beginning of 1996, unused credit arrangements with five banks totaled $20.5 million and expire at various times during 1996.

     The Company's revolving credit arrangements of $20 million, of which $16 million remained unused as of December 31, 1995, expire December 31, 1998. These agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the Company's option.

     In connection with these credit arrangements, the Company agrees to pay commitment fees based on the unused portions of the commitments.

Assets Subject to Lien

As amended and supplemented, the Company's Indenture of Mortgage, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises.

Savannah Electric and Power Company 1995 Annual Report

Operating Leases

The Company has rental agreements with various terms and expiration dates. Rental expenses totaled $1.3 million for 1995 and $1.5 million for 1994 and 1993. The Company entered into a 22.5 year lease agreement effective December 1, 1995 for 100 new aluminum rail cars at an annual cost of approximately $0.5 million. The rail cars are used to transport coal to the Company's generating plants.

     At December 31, 1995, estimated future minimum lease payments for non-cancelable operating leases were as follows:

                                               Amounts
                                         --------------------
                                            (in millions)
1996                                             $1.6
1997                                              1.4
1998                                              1.1
1999                                              0.5
2000                                              0.5
2001 and thereafter                               8.4
=============================================================

6.  LONG-TERM POWER SALES AGREEMENTS

The operating subsidiaries of The Southern Company, including the Company, have long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. The agreements for non-firm capacity expired in 1994. Other agreements are firm and pertain to capacity related to specific generating units. Because energy is generally sold at cost under these agreements, revenues from capacity sales primarily affect profitability. The Company's portion of capacity revenues has been as follows:

                           Unit         Other
Year                       Power      Long-Term        Total
-----------           -----------------------------------------
                                    (in thousands)
1995                         $3         $   -           $   3
1994                          3           445             448
1993                          2           976             978
===============================================================

7.  INCOME TAXES

Effective January 1, 1993, the Company adopted FASB Statement No. 109, Accounting for Income Taxes. The adoption resulted in the recording of additional deferred income taxes and related regulatory assets and liabilities. At December 31, 1995, the tax-related regulatory assets and liabilities were $22 million and $24 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

     Details of the federal and state income tax provisions are as follows:

                                       1995      1994       1993
                                 --------------------------------
                                           (in thousands)
Total provision for income taxes
Federal --
   Currently payable                $10,427   $11,736    $11,663
   Deferred  -- current year          5,290     2,106      1,906
             -- reversal of
                prior years          (1,661)     (755)    (1,383)
-----------------------------------------------------------------
                                     14,056    13,087     12,186
-----------------------------------------------------------------
State --
   Currently payable                  1,941     2,064      2,049
   Deferred  -- current year            695       188        119
             -- reversal of
                prior years              35        86        (35)
-----------------------------------------------------------------
                                      2,671     2,338      2,133
-----------------------------------------------------------------
Total                                16,727    15,425     14,319
Less income taxes charged
   (credited) to other income          (651)     (864)    (1,117)
-----------------------------------------------------------------
Federal and state income taxes
   charged to operations            $17,378   $16,289    $15,436
=================================================================

     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                       20
NOTES (continued)
Savannah Electric and Power Company 1995 Annual Report

                                                1995       1994
                                            --------- ----------
Deferred tax liabilities:                       (in thousands)
   Accelerated depreciation                  $62,822    $57,830
   Property basis differences                 11,330     12,956
   Other                                       1,511      2,449
----------------------------------------------------------------
Total                                         75,663     73,235
----------------------------------------------------------------
Deferred tax assets:
   Pension and other benefits                  3,660      4,816
   Other                                       3,818      3,959
----------------------------------------------------------------
Total                                          7,478      8,775
----------------------------------------------------------------
Net deferred tax liabilities                  68,185     64,460
Portions included in current assets, net       5,967      6,326
----------------------------------------------------------------
Accumulated deferred income taxes
   in the Balance Sheets                     $74,152    $70,786
================================================================

     Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $0.7 million in 1995, 1994 and 1993. At December 31, 1995, all investment tax credits available to reduce federal income taxes payable had been utilized.

     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                       1995       1994    1993
                                    ----------------------------
   Federal statutory tax rate            35%        35%     35%
   State income tax, net of
      federal income tax benefit          4          4       4
   Other                                  -          -      (1)
   -------------------------------------------------------------
   Effective income tax rate             39%        39%     38%
   =============================================================

     The Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

8.  CUMULATIVE PREFERRED STOCK

In 1993, the Company issued 1,400,000 shares of 6.64% Series Preferred Stock which has redemption provisions of $26.66 per share plus accrued dividends if on or prior to November 1, 1998, and redemption provisions of $25 per share plus accrued dividends thereafter. Cumulative preferred stock dividends are preferential to the payment of dividends on common stock.

9.  LONG-TERM DEBT

The Company's Indenture related to its First Mortgage Bonds is unlimited as to the authorized amount of bonds which may be issued, provided that required property additions, earnings and other provisions of such Indenture are met.

     In May 1995, the Company issued $15 million of first mortgage bonds maturing in 2025 and $20 million of term notes maturing in 1998. Using the proceeds from such sales, the Company redeemed in June 1995 all of its remaining outstanding 9 1/4% Series First Mortgage Bonds due October 2019.

     The sinking fund requirements of first mortgage bonds were satisfied by cash redemption in 1994 and 1995. Sinking fund requirements and/or maturities through 2000 applicable to long-term debt are as follows: $1.4 million in 1996; $0.2 million in 1997; $20.1 million in 1998; and no requirements in 1999 and 2000.

     Details of pollution control obligations and other long-term debt at December 31 are as follows:

                                             1995        1994
                                         ---------------------
                                             (in thousands)

Collateralized obligations incurred
in connection with the sale by public
authorities of tax-exempt pollution
control revenue bonds --
   Variable rate (5.15% at 1/1/96)
     due 2016                              $ 4,085     $ 4,085
   6 3/4% due 2022                          13,870      13,870
Capital lease obligations --
   Combustion turbine equipment                  -         980
   Transportation fleet                        485         508
Notes Payable --
   6.04% due 1995                                -       3,500
   6.035% due 1995                               -       5,000
   Variable rate (5.85% at 1/1/96)
     due 1998                               15,000
   Variable rate (5.84% at 1/1/96)
     due 1998                                5,000
----------------------------------------------------------------
Total                                      $38,440     $27,943
================================================================

Savannah Electric and Power Company 1995 Annual Report

     Assets acquired under capital leases are recorded as utility plant in service, and the related obligation is classified as other long-term debt. Leases are capitalized at the net present value of the future lease payments. However, for ratemaking purposes, these obligations are treated as operating leases, and as such, lease payments are charged to expense as incurred.

     The Company leased combustion turbine generating equipment under a non-cancelable lease that expired in 1995. In December 1995, the Company exercised its option to purchase this equipment. The Company currently leases a portion of its transportation fleet. Under the terms of these leases, the Company is responsible for taxes, insurance and other expenses.

10.  LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the sinking fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                                  1995         1994
                                             ----------------------
                                                   (in thousands)
Bond sinking fund requirement                   $1,200       $1,350
Less:
   Portion to be satisfied by
     certifying property additions                   -            -
--------------------------------------------------------------------
Cash sinking fund requirement                    1,200        1,350
Other long-term debt maturities (Note 9)           207        1,229
--------------------------------------------------------------------
Total                                           $1,407       $2,579
====================================================================

     The first mortgage bond improvement (sinking) fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the Indenture prior to January 1 of each year, other than those issued to collateralize pollution control and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 1 2/3 times the requirements. In January 1996, the Company satisfied its 1996 sinking fund requirement of $1.2 million by cash redemption.

11.  COMMON STOCK DIVIDEND RESTRICTIONS

The Company's Charter and Indenture contain certain limitations on the payment of cash dividends on preferred and common stocks. At December 31, 1995, approximately $62 million of retained earnings was restricted against the payment of cash dividends on common stock under the terms of the Indenture.

12.  QUARTERLY FINANCIAL INFORMATION (Unaudited)

Summarized quarterly financial data for 1995 and 1994 are as follows (in thousands):

                                               Net Income After
                      Operating    Operating      Dividends on
Quarter Ended          Revenue      Income      Preferred Stock
------------------- ------------ ------------ -------------------

March 1995              $46,743     $ 6,468         $ 2,420
June 1995                57,673       9,920           6,041
September 1995           73,449      16,438          12,693
December 1995            47,864       5,452           2,241

March 1994              $46,717     $ 7,130         $ 3,898
June 1994                56,377       9,555           6,051
September 1994           63,674      13,495           9,547
December 1994            45,017       5,989           2,614
=================================================================

     The Company's business is influenced by seasonal weather conditions and a seasonal rate structure, among other factors.

SELECTED FINANCIAL AND OPERATING DATA
Savannah Electric and Power Company 1995 Annual Report
==================================================================================================================
                                                                             1995           1994            1993
------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                        $225,729       $211,785        $218,442
Net Income after Dividends
  on Preferred and Preference Stocks (in thousands)                       $23,395        $22,110         $21,459
Cash Dividends on Common Stock (in thousands)                             $17,600        $16,300         $21,000
Return on Average Common Equity (percent)                                   14.20          14.00           13.73
Total Assets (in thousands)                                              $524,662       $518,305        $527,187
Gross Property Additions (in thousands)                                   $26,503        $30,078         $72,858
-----------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                      $167,812       $161,581        $154,269
Preferred stock                                                            35,000         35,000          35,000
Preferred and preference stock subject
  to mandatory redemption                                                       -              -               -
Long-term debt                                                            153,679        155,922         151,338
-----------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                            $356,491       $352,503        $340,607
=================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                          47.1           45.8            45.3
Preferred and preference stock                                                9.8            9.9            10.3
Long-term debt                                                               43.1           44.3            44.4
-----------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                               100.0          100.0           100.0
=================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                     15,000              -          45,000
Retired                                                                    29,250          5,065               -
Preferred and Preference Stock (in thousands):
Issued                                                                          -              -          35,000
Retired                                                                         -              -          20,000
-----------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                                      A1             A1              A1
  Standard and Poor's                                                          A+              A               A
Preferred Stock -
  Moody's                                                                     "a2"           "a2"            "a2"
  Standard and Poor's                                                           A             A-              A-
-----------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                               104,624        103,199         101,032
Commercial                                                                 13,339         13,015          12,702
Industrial                                                                     65             65              69
Other                                                                       1,048          1,007             957
-----------------------------------------------------------------------------------------------------------------
Total                                                                     119,076        117,286         114,760
=================================================================================================================
Employees (year-end)                                                          584            616             665

Note:
NR = Not Rated

                                       23A

SELECTED FINANCIAL AND OPERATING DATA
Savannah Electric and Power Company 1995 Annual Report
=================================================================================================================
                                                                             1992           1991            1990
-----------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                        $197,761       $189,646        $205,635
Net Income after Dividends
  on Preferred and Preference Stocks (in thousands)                       $20,512        $24,030         $26,254
Cash Dividends on Common Stock (in thousands)                             $22,000        $22,000         $22,000
Return on Average Common Equity (percent)                                   12.89          15.13           16.85
Total Assets (in thousands)                                              $352,175       $352,505        $340,050
Gross Property Additions (in thousands)                                   $30,132        $19,478         $20,086
-----------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                      $158,376       $159,841        $157,811
Preferred stock                                                            20,000         20,000          20,000
Preferred and preference stock subject
  to mandatory redemption                                                       -              -               -
Long-term debt                                                            110,767        119,280         112,377
-----------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                            $289,143       $299,121        $290,188
=================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                          54.8           53.4            54.4
Preferred and preference stock                                                6.9            6.7             6.9
Long-term debt                                                               38.3           39.9            38.7
-----------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                               100.0          100.0           100.0
=================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                     30,000         30,000               -
Retired                                                                    38,750         22,500           9,135
Preferred and Preference Stock (in thousands):
Issued                                                                          -              -               -
Retired                                                                         -              -           5,374
-----------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                                      A1             A1              A1
  Standard and Poor's                                                           A              A               A
Preferred Stock -
  Moody's                                                                     "a2"           "a2"            "a2"
  Standard and Poor's                                                           A-             A-              A-
-----------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                99,164         97,446          96,452
Commercial                                                                 12,416         12,153          12,045
Industrial                                                                     73             73              76
Other                                                                         940            897             867
-----------------------------------------------------------------------------------------------------------------
Total                                                                     112,593        110,569         109,440
=================================================================================================================
Employees (year-end)                                                          688            672             648

Note:
NR = Not Rated


                                       23B

SELECTED FINANCIAL AND OPERATING DATA
Savannah Electric and Power Company 1995 Annual Report
================================================================================================================
                                                                            1989           1988            1987
----------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                       $201,799       $182,440        $174,707
Net Income after Dividends
  on Preferred and Preference Stocks (in thousands)                      $25,535        $24,272         $22,086
Cash Dividends on Common Stock (in thousands)                            $20,000        $11,700         $10,741
Return on Average Common Equity (percent)                                  16.88          17.03           17.03
Total Assets (in thousands)                                             $349,887       $347,051        $340,109
Gross Property Additions (in thousands)                                  $18,831        $23,254         $32,276
----------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                     $153,737       $148,883        $136,207
Preferred stock                                                           22,300         22,300           2,300
Preferred and preference stock subject
  to mandatory redemption                                                  2,884          3,075           9,665
Long-term debt                                                           117,522         98,285         129,329
----------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                           $296,443       $272,543        $277,501
================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                         51.9           54.6            49.1
Preferred and preference stock                                               8.5            9.3             4.3
Long-term debt                                                              39.6           36.1            46.6
----------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                              100.0          100.0           100.0
================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                    30,000              -               -
Retired                                                                   18,275         12,231          10,239
Preferred and Preference Stock (in thousands):
Issued                                                                         -         20,000               -
Retired                                                                    6,591            553             588
----------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
  Moody's                                                                     A1             A1              A3
  Standard and Poor's                                                          A             A-              A-
Preferred Stock -
  Moody's                                                                    "a2"           "a2"             NR
  Standard and Poor's                                                          A-           BBB+            BBB+
----------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                               94,766         93,486          92,094
Commercial                                                                12,298         12,135          11,812
Industrial                                                                    69             69              67
Other                                                                        856            828             762
----------------------------------------------------------------------------------------------------------------
Total                                                                    107,989        106,518         104,735
================================================================================================================
Employees (year-end)                                                         643            655             655

Note:

NR = Not Rated


                                       23C

SELECTED FINANCIAL AND OPERATING DATA
Savannah Electric and Power Company 1995 Annual Report
================================================================================================
                                                                            1986           1985
------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                       $174,847       $158,643
Net Income after Dividends
   on Preferred and Preference Stocks (in thousands)                     $20,452        $15,279
Cash Dividends on Common Stock (in thousands)                             $9,353         $8,387
Return on Average Common Equity (percent)                                  17.52          14.41
Total Assets (in thousands)                                             $341,826       $323,686
Gross Property Additions (in thousands)                                  $26,800        $30,700
------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                     $123,133       $110,385
Preferred stock                                                            2,300          2,300
Preferred and preference stock subject
   to mandatory redemption                                                10,256         10,848
Long-term debt                                                           137,821        128,850
------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                           $273,510       $252,383
================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                         45.0           43.7
Preferred and preference stock                                               4.6            5.2
Long-term debt                                                              50.4           51.1
------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                              100.0          100.0
================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                    25,000         20,000
Retired                                                                   10,160          5,592
Preferred and Preference Stock (in thousands):
Issued                                                                         -              -
Retired                                                                      610            588
------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
   Moody's                                                                    A3             A3
   Standard and Poor's                                                        A-             A-
Preferred Stock -
   Moody's                                                                    NR             NR
   Standard and Poor's                                                      BBB+           BBB+
------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                               89,951         88,101
Commercial                                                                11,405         10,985
Industrial                                                                    67             66
Other                                                                        731            699
------------------------------------------------------------------------------------------------
Total                                                                    102,154         99,851
================================================================================================
Employees (year-end)                                                         658            653

Note:
NR = Not Rated


SELECTED FINANCIAL AND OPERATING DATA (continued)
Savannah Electric and Power Company 1995 Annual Report
===============================================================================================================
                                                                           1995           1994            1993
---------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                             $95,208        $89,195         $93,883
Commercial                                                               75,117         71,227          71,320
Industrial                                                               36,040         32,906          36,180
Other                                                                     8,386          7,946           7,810
---------------------------------------------------------------------------------------------------------------
Total retail                                                            214,751        201,274         209,193
Sales for resale - non-affiliates                                         1,851          4,786           6,021
Sales for resale - affiliates                                             7,200          6,446           2,433
---------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                223,802        212,506         217,647
Other revenues                                                            1,927           (721)            795
---------------------------------------------------------------------------------------------------------------
Total                                                                  $225,729       $211,785        $218,442
===============================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                           1,402,148      1,298,122       1,329,362
Commercial                                                            1,099,570      1,045,831       1,015,935
Industrial                                                              887,141        799,543         854,324
Other                                                                   126,057        119,593         115,969
---------------------------------------------------------------------------------------------------------------
Total retail                                                          3,514,916      3,263,089       3,315,590
Sales for resale - non-affiliates                                        87,747        201,716         247,203
Sales for resale - affiliates                                            63,731         93,001          75,384
---------------------------------------------------------------------------------------------------------------
Total                                                                 3,666,394      3,557,806       3,638,177
===============================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                6.79           6.87            7.06
Commercial                                                                 6.83           6.81            7.02
Industrial                                                                 4.06           4.12            4.23
Total retail                                                               6.11           6.17            6.31
Sale for resale                                                            5.98           3.81            2.62
Total sales                                                                6.10           5.97            5.98
Residential Average Annual Kilowatt-Hour Use Per Customer                13,478         12,686          13,269
Residential Average Annual Revenue Per Customer                         $915.15        $871.68         $937.07
Plant Nameplate Capacity Ratings (year-end) (megawatts)                     788            788             628
Maximum Peak-Hour Demand (megawatts):
Winter                                                                      630            617             524
Summer                                                                      811            729             747
Annual Load Factor (percent)                                               52.9           54.3            54.1
Plant Availability - Fossil-Steam (percent)                                83.3           81.0            90.2
---------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                       23.9           18.6            21.5
Oil and gas                                                                 5.9            1.8             4.5
Purchased power -
     From non-affiliates                                                    2.3            1.5             0.9
     From affiliates                                                       67.9           78.1            73.1
---------------------------------------------------------------------------------------------------------------
Total                                                                     100.0          100.0           100.0
===============================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                      12,146         11,786          11,515
Cost of fuel per million BTU (cents)                                     179.25         205.03          215.97
Average cost of fuel per net kilowatt-hour generated (cents)               2.18           2.42            2.49
===============================================================================================================

                                       25A

SELECTED FINANCIAL AND OPERATING DATA (continued)
Savannah Electric and Power Company 1995 Annual Report
=================================================================================================================
                                                                             1992           1991            1990
-----------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                               $82,670        $80,541         $87,063
Commercial                                                                 64,756         61,827          65,462
Industrial                                                                 33,171         30,492          30,237
Other                                                                       7,095          6,561           6,782
-----------------------------------------------------------------------------------------------------------------
Total retail                                                              187,692        179,421         189,544
Sales for resale - non-affiliates                                           7,821          7,813           9,482
Sales for resale - affiliates                                               1,505          1,430           5,566
-----------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                  197,018        188,664         204,592
Other revenues                                                                743            982           1,043
-----------------------------------------------------------------------------------------------------------------
Total                                                                    $197,761       $189,646        $205,635
=================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                             1,216,993      1,195,005       1,183,486
Commercial                                                                953,840        925,757         892,931
Industrial                                                                861,121        825,862         644,704
Other                                                                     110,270        106,683         103,539
-----------------------------------------------------------------------------------------------------------------
Total retail                                                            3,142,224      3,053,307       2,824,660
Sales for resale - non-affiliates                                         367,066        372,085         441,090
Sales for resale - affiliates                                              37,632         32,581         294,042
-----------------------------------------------------------------------------------------------------------------
Total                                                                   3,546,922      3,457,973       3,559,792
=================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                  6.79           6.74            7.36
Commercial                                                                   6.79           6.68            7.33
Industrial                                                                   3.85           3.69            4.69
Total retail                                                                 5.97           5.88            6.71
Sale for resale                                                              2.30           2.28            2.05
Total sales                                                                  5.55           5.46            5.75
Residential Average Annual Kilowatt-Hour Use Per Customer                  12,369         12,323          12,339
Residential Average Annual Revenue Per Customer                           $840.23        $830.54         $907.68
Plant Nameplate Capacity Ratings (year-end) (megawatts)                       628            605             605
Maximum Peak-Hour Demand (megawatts):
Winter                                                                        533            526             428
Summer                                                                        695            691             648
Annual Load Factor (percent)                                                 55.0           54.1            53.2
Plant Availability - Fossil-Steam (percent)                                  89.1           76.9            89.6
-----------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                         12.0           16.3            52.8
Oil and gas                                                                   2.9            1.7             3.4
Purchased power -
     From non-affiliates                                                      1.0            0.4             0.8
     From affiliates                                                         84.1           81.6            43.0
-----------------------------------------------------------------------------------------------------------------
Total                                                                       100.0          100.0           100.0
=================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                        12,547         10,917          10,741
Cost of fuel per million BTU (cents)                                       201.50         199.42          188.18
Average cost of fuel per net kilowatt-hour generated (cents)                 2.53           2.18            2.02
=================================================================================================================

                                       25B

SELECTED FINANCIAL AND OPERATING DATA (continued)
Savannah Electric and Power Company 1995 Annual Report
=============================================================================================================
                                                                         1989           1988            1987
-------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                           $85,113        $81,098         $79,785
Commercial                                                             65,474         62,640          60,285
Industrial                                                             28,304         26,865          27,422
Other                                                                   6,892          6,557           6,315
-------------------------------------------------------------------------------------------------------------
Total retail                                                          185,783        177,160         173,807
Sales for resale - non-affiliates                                       8,814            808               -
Sales for resale - affiliates                                           6,025          3,567               -
-------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                              200,622        181,535         173,807
Other revenues                                                          1,177            905             900
-------------------------------------------------------------------------------------------------------------
Total                                                                $201,799       $182,440        $174,707
=============================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                         1,109,976      1,067,411       1,044,554
Commercial                                                            839,756        806,687         775,643
Industrial                                                            561,063        533,604         557,281
Other                                                                 101,164         97,072          94,949
-------------------------------------------------------------------------------------------------------------
Total retail                                                        2,611,959      2,504,774       2,472,427
Sales for resale - non-affiliates                                     437,943         24,168               -
Sales for resale - affiliates                                         303,142        156,106               -
-------------------------------------------------------------------------------------------------------------
Total                                                               3,353,044      2,685,048       2,472,427
=============================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                              7.67           7.60            7.64
Commercial                                                               7.80           7.77            7.77
Industrial                                                               5.04           5.03            4.92
Total retail                                                             7.11           7.07            7.03
Sale for resale                                                          2.00           2.43               -
Total sales                                                              5.98           6.76            7.03
Residential Average Annual Kilowatt-Hour Use Per Customer              11,781         11,489          11,481
Residential Average Annual Revenue Per Customer                       $903.37        $872.87         $876.95
Plant Nameplate Capacity Ratings (year-end) (megawatts)                   605            605             605
Maximum Peak-Hour Demand (megawatts):
Winter                                                                    548            471             414
Summer                                                                    613            574             562
Annual Load Factor (percent)                                             52.4           53.4            53.6
Plant Availability - Fossil-Steam (percent)                              94.7           77.1            81.2
-------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                     63.5           79.8            74.3
Oil and gas                                                               1.4            5.4             4.4
Purchased power -
     From non-affiliates                                                  1.5            5.9            19.9
     From affiliates                                                     33.6            8.9             1.4
-------------------------------------------------------------------------------------------------------------
Total                                                                   100.0          100.0           100.0
=============================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                    10,611         10,683          10,551
Cost of fuel per million BTU (cents)                                   180.48         178.31          176.10
Average cost of fuel per net kilowatt-hour generated (cents)             1.92           1.90            1.86
=============================================================================================================


                                       25C

SELECTED FINANCIAL AND OPERATING DATA (continued)
Savannah Electric and Power Company 1995 Annual Report
============================================================================================
                                                                        1986           1985
--------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                          $80,348        $70,377
Commercial                                                            59,547         53,696
Industrial                                                            27,694         28,335
Other                                                                  6,300          5,823
--------------------------------------------------------------------------------------------
Total retail                                                         173,889        158,231
Sales for resale - non-affiliates                                          -              -
Sales for resale - affiliates                                              -              -
--------------------------------------------------------------------------------------------
Total revenues from sales of electricity                             173,889        158,231
Other revenues                                                           958            412
--------------------------------------------------------------------------------------------
Total                                                               $174,847       $158,643
============================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                        1,021,905        926,988
Commercial                                                           746,133        694,168
Industrial                                                           515,544        513,270
Other                                                                 92,471         87,238
--------------------------------------------------------------------------------------------
Total retail                                                       2,376,053      2,221,664
Sales for resale - non-affiliates                                          -              -
Sales for resale - affiliates                                              -              -
--------------------------------------------------------------------------------------------
Total                                                              2,376,053      2,221,664
============================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                             7.86           7.59
Commercial                                                              7.98           7.74
Industrial                                                              5.37           5.52
Total retail                                                            7.32           7.12
Sale for resale                                                            -              -
Total sales                                                             7.32           7.12
Residential Average Annual Kilowatt-Hour Use Per Customer             11,514         10,536
Residential Average Annual Revenue Per Customer                      $905.27        $799.90
Plant Nameplate Capacity Ratings (year-end) (megawatts)                  605            605
Maximum Peak-Hour Demand (megawatts):
Winter                                                                   464            440
Summer                                                                   565            498
Annual Load Factor (percent)                                            51.1           54.7
Plant Availability - Fossil-Steam (percent)                             86.9           92.0
--------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                    81.9           87.5
Oil and gas                                                              6.8            2.6
Purchased power -
     From non-affiliates                                                11.3            9.9
     From affiliates                                                       -              -
--------------------------------------------------------------------------------------------
Total                                                                  100.0          100.0
============================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                   10,607         10,581
Cost of fuel per million BTU (cents)                                  186.30         198.80
Average cost of fuel per net kilowatt-hour generated (cents)            1.98           2.10
============================================================================================